Bunge Reports Second Quarter 2019 Results

White Plains, NY - July 31, 2019 - Bunge Limited (NYSE:BG)

•	Q2 GAAP EPS of $1.43 vs. $(0.20) in the prior year; $1.52 vs. $0.10 on an adjusted basis

•	Results include $135 million net unrealized gain on Bunge Ventures’ stake in Beyond Meat, Inc.

•	Agribusiness benefited from approximately $70 million in timing differences in soy crush, along with increased soy crush volumes, partly offset by lower structural margins

•	Food & Ingredients largely in-line as strength in Edible Oils offset weakness in Milling

•	Achieved major portfolio optimization milestone with announcement of Brazilian sugar JV with BP

Overview

Greg Heckman, Bunge’s Chief Executive Officer, commented, “The second quarter benefited from timing differences and the contribution from a venture investment. Operating results in core businesses were generally in-line with our outlook. We remain committed to improving operational performance, optimizing the portfolio and strengthening financial discipline. To that end, we are pleased that subsequent to quarter-end, we reached agreement with BP on a 50/50 JV for our sugar and bioenergy business in Brazil.

We continue to strengthen our team with strategic and experienced hires, including Chief Financial Officer John Neppl and Chief Risk Officer Robert Wagner, both of whom joined Bunge during the second quarter,” Mr. Heckman continued. “Together, we are focused on delivering results and enhancing shareholder value over the long term.”

Financial Highlights

	Quarter Ended June 30,		Six Months Ended June 30,
US$ in millions, except per share data	2019	2018	2019	2018
Net income (loss) attributable to Bunge	$214	$(12)	$259	$(33)

Net income (loss) per common share from continuing operations-diluted	$1.43	$(0.20)	$1.71	$(0.39)

Net income (loss) per common share from continuing operations-diluted, adjusted (a)	$1.52	$0.10	$1.90	$0.04

Total Segment EBIT (a)	$354	$71	$505	$132
Certain gains & (charges) (b)	(16)	(46)	(31)	(70)
Total Segment EBIT, adjusted (a)	$370	$117	$536	$202
Agribusiness (c)	$189	$118	$309	$170
Oilseeds	$164	$140	$262	$106
Grains	$25	$(22)	$47	$64
Food & Ingredients (d)	$49	$46	$117	$100
Sugar & Bioenergy	$(9)	$(40)	$(32)	$(60)
Fertilizer	$6	$(7)	$7	$(8)
Other (e)	$135	$—	$135	$—

(a)
Total Segment earnings before interest and tax (“Total Segment EBIT”); Total Segment EBIT, adjusted; Net income (loss) per common share from continuing operations-diluted, adjusted; Adjusted funds from operations and ROIC are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge’s website.  See Note 12 for a reconciliation of Cash provided by (used for) operating activities to Adjusted funds from operations.

(b)	Certain gains & (charges) included in Total Segment EBIT. See Additional Financial Information for detail.

(c)	See footnote 11 for a description of the Oilseeds and Grains businesses in Bunge’s Agribusiness segment.

(d)	Includes Edible Oil Products and Milling Products segments.

(e)	Represents amounts attributable corporate and other items not allocated to the reportable segments.

Second Quarter Results

Agribusiness
In Oilseeds, structural soy crush margins were lower due to the combination of farmer retention of soybeans in anticipation of higher prices and increased meal availability with the return of Argentine supply. However, second quarter results benefited from approximately $70 million of timing differences in soy crush as margins decreased in many markets toward the end of the quarter. As we execute on these contracts, mainly in the third quarter, we expect these gains to reverse. Oilseed trading & distribution results were lower than last year.

In Grains, origination results improved in South America, which benefited from lower costs and more favorable logistics. This more than offset lower results in North America, which was negatively impacted by the combination of extreme weather and low export demand due to the U.S.-China trade dispute. While results in trading & distribution were not a contributor to the quarter, performance was better than last year.

Edible Oil Products
Improved results in the quarter were primarily driven by higher margins in South America due to a better supply-demand balance. In North America, stronger demand contributed to better results versus last year. Results in Europe and Asia were comparable to last year.

Milling
The decline in segment performance was mainly driven by Brazil, where results were impacted by lower volumes and margins as consumers remained price sensitive, particularly in the food service channel. Results in the U.S. and Mexico were slightly lower than last year.

Sugar & Bioenergy
Higher sugarcane milling results were primarily driven by lower costs and increased ethanol volumes and prices, partially offset by lower sugar volume and margins. In 2018 results were impacted by a $26 million loss in sugar trading & distribution, primarily due to both unwinding activity in preparation for exiting the business and a $14 million bad debt charge.

Fertilizer
Stronger results in the quarter were primarily driven by our Argentine operation, which benefited from higher volumes and prices, as well as lower costs. Results in the year ago quarter were negatively impacted by foreign exchange on imported fertilizer inventory resulting from the devaluation of the Argentine peso.

Cash Flow
Cash used by operations in the six months ended June 30, 2019 was $1.1 billion compared to cash used of approximately $3.5 billion in the same period last year. The year-over-year variance was primarily due to a decrease in inventory. Trailing four-quarter adjusted funds from operations was approximately $1.4 billion as of the quarter ended June 30, 2019.

Income Taxes
Income taxes for the quarter ended June 30, 2019 were $60 million.

Outlook

Outlook
Based on current market conditions, the Company’s view on 2019 full-year consolidated results has not changed from its previously disclosed outlook, originally provided on February 21, 2019. This outlook excludes the impact of the $135 million net unrealized gain from Bunge Ventures’ investment in Beyond Meat.

In Agribusiness, based on the current soy crush margin environment, 2019 full-year results would be expected to be lower than 2018.  Actual soy crush margins over the course of the year are likely to evolve based on U.S.-China trade discussions, crop sizes and farmer commercialization. Based on the current softseed crush margin environment, results would be slightly higher than last year, driven by strong oil demand. Improvements in risk management and in how we operate should support higher results in Grains compared with last year.

In Food & Ingredients, full-year results in Edible Oils should benefit from 12 months of ownership of Loders Croklaan, as well as increased synergies from the integration of our B2B businesses. Favorable Milling operating environments in Brazil and the U.S. are likely to be partially offset by more challenging conditions in Mexico.

In Sugar & Bioenergy, based on normal weather and forward price curves for sugar and ethanol, full-year 2019 results would be expected to be about break-even.  As in past years, results will be seasonally weighted to the second half.

In Fertilizer, based on the current market environment, full-year results would be lower than last year.

Additionally, the Company expects the following for 2019: A tax rate in the range of 22% to 26%; net interest expense in the range of $290 to $310 million; capital expenditures of approximately $550 million, of which approximately $115 million is related to sugarcane milling; and depreciation, depletion and amortization of approximately $650 million.

Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 8:00 a.m. EDT on Wednesday, July 31, 2019 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.

To listen to the call, please dial (877) 270-2148. If you are located outside the United States or Canada, dial (412) 902-6510. Please dial in five to 10 minutes before the scheduled start time. The call will also be webcast live at www.bunge.com.

To access the webcast, go to “Webcasts and presentations” in the “Investors” section of the company’s website. Select “Q2 2019 Bunge Limited Conference Call” and follow the prompts. Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

A replay of the call will be available later in the day on July 31, 2019, continuing through August 31, 2019. To listen to it, please dial (877) 344-7529 in the United States, (855) 669-9658 in Canada, or (412) 317-0088 in other locations. When prompted, enter confirmation code 10133021. A replay will also be available in “Past events” at “Webcasts and presentations” in the “Investors” section of the company’s website.

About Bunge Limited

Bunge (www.bunge.com, NYSE: BG) is a world leader in sourcing, processing and supplying oilseed and grain products and ingredients. Founded in 1818, Bunge’s expansive network feeds and fuels a growing world, creating sustainable products and opportunities for more than 70,000 farmers and the consumers they serve across the globe. The company is headquartered in New York and has 31,000 employees worldwide who stand behind more than 360 port terminals, oilseed processing plants, grain silos, and food and ingredient production and packaging facilities around the world.

Website Information

We routinely post important information for investors on our website, www.bunge.com, in the “Investors” section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could cause actual results to differ from these forward-looking statements: the outcome and effects of the Board’s strategic review; our ability to attract and retain executive management and key personnel;  industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Ruth Ann Wisener Bunge Limited 914-684-3273 ruthann.wisener@bunge.com	Media Contact: Bunge News Bureau Bunge Limited 917-659-9209 news@bunge.com

Additional Financial Information

The following tables provide a summary of certain gains and charges that may be of interest to investors, including a description of these items and their effect on net income (loss) attributable to Bunge, earnings per share diluted and total segment EBIT for the quarters and six months ended June 30, 2019 and 2018.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted		Total Segment EBIT (7)
Quarter Ended June 30,	2019	2018	2019	2018	2019	2018

Agribusiness: (1)	$(6)	$(9)	$(0.04)	$(0.07)	$(7)	$(12)
Severance, employee benefit, and other costs	(6)	(9)	(0.04)	(0.07)	(7)	(12)

Edible Oil Products: (2)	$(4)	$(9)	$(0.02)	$(0.06)	$(4)	$(8)
Severance, employee benefit, and other costs	(2)	(2)	(0.01)	(0.02)	(2)	(3)
Acquisition and integration costs	(2)	(7)	(0.01)	(0.04)	(2)	(5)

Milling Products: (3)	$(2)	$(1)	$(0.02)	$—	$(3)	$(1)
Severance, employee benefit, and other costs	(1)	(1)	(0.01)	—	(1)	(1)
Impairment charges	(8)	—	(0.06)	—	(11)	—
Gain on arbitration settlement	7	—	0.05	—	9	—

Sugar & Bioenergy: (4)	$(1)	$(22)	$(0.01)	$(0.16)	$(2)	$(23)
Severance, employee benefit, and other costs	—	(3)	—	(0.02)	(1)	(4)
Sugar restructuring charges	(1)	(3)	(0.01)	(0.03)	(1)	(3)
Loss on disposition of equity investment	—	(16)	—	(0.11)	—	(16)

Fertilizer: (5)	$—	$(1)	$—	$(0.01)	$—	$(2)
Severance, employee benefit, and other costs	—	(1)	—	(0.01)	—	(2)

Total	$(13)	$(42)	$(0.09)	$(0.30)	$(16)	$(46)

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted		Total Segment EBIT (7)
Six Months Ended June 30,	2019	2018	2019	2018	2019	2018

Agribusiness: (1)	$(16)	$(17)	$(0.11)	$(0.12)	$(18)	$(22)
Severance, employee benefit, and other costs	(10)	(18)	(0.07)	(0.13)	(12)	(23)
Impairment charges	(6)	—	(0.04)	—	(6)	—
Gain on disposition of subsidiary	—	1	—	0.01	—	1

Edible Oil Products: (2)	$(6)	$(14)	$(0.04)	$(0.10)	$(7)	$(15)
Severance, employee benefit, and other costs	(3)	(4)	(0.02)	(0.03)	(4)	(5)
Acquisition and integration costs	(3)	(10)	(0.02)	(0.07)	(3)	(10)

Milling Products: (3)	$(2)	$(2)	$(0.02)	$(0.01)	$(3)	$(3)
Severance, employee benefit, and other costs	(1)	(2)	(0.01)	(0.01)	(1)	(3)
Impairment charges	(8)	—	(0.06)	—	(11)	—
Gain on arbitration settlement	7	—	0.05	—	9	—

Sugar & Bioenergy: (4)	$(3)	$(26)	$(0.02)	$(0.19)	$(3)	$(27)
Severance, employee benefit, and other costs	—	(4)	—	(0.03)	—	(5)
Sugar restructuring charges	(3)	(6)	(0.02)	(0.05)	(3)	(6)
Loss on disposition of equity investment	—	(16)	—	(0.11)	—	(16)

Fertilizer: (5)	$—	$(2)	$—	$(0.01)	$—	$(3)
Severance, employee benefit, and other costs	—	(2)	—	(0.01)	—	(3)

Total	$(27)	$(61)	$(0.19)	$(0.43)	$(31)	$(70)

Consolidated Earnings Data (Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
(US$ in millions, except per share data)	2019	2018	2019	2018
Net Sales	$10,096	$12,147	$20,034	$22,788
Cost of goods sold	(9,584)	(11,605)	(19,085)	(21,862)
Gross profit	512	542	949	926
Selling, general and administrative expenses	(335)	(377)	(640)	(721)
Foreign exchange gains (losses)	(11)	(96)	(18)	(96)
Other income (expense) – net	187	4	218	28
EBIT attributable to noncontrolling interest (a) (8)	1	(2)	(4)	(5)
Total Segment EBIT (7)	354	71	505	132
Interest income	7	6	14	14
Interest expense	(88)	(94)	(163)	(164)
Income tax (expense) benefit	(60)	(2)	(98)	(21)
Noncontrolling interest share of interest and tax (a) (8)	1	—	1	1
Income (loss) from continuing operations, net of tax	214	(19)	259	(38)
Income (loss) from discontinued operations, net of tax	—	7	—	5
Net income (loss) attributable to Bunge (8)	214	(12)	259	(33)
Convertible preference share dividends	(9)	(9)	(17)	(17)
Net income (loss) available to Bunge common shareholders	$205	$(21)	$242	$(50)

Net income (loss) per common share diluted attributable to Bunge common shareholders (9)
Continuing operations	$1.43	$(0.20)	$1.71	$(0.39)
Discontinued operations	—	0.05	—	0.03
Net income (loss) per common share - diluted	$1.43	$(0.15)	$1.71	$(0.36)
Weighted–average common shares outstanding - diluted	150	141	142	141

(a) The line items “EBIT attributable to noncontrolling interest” and “Noncontrolling interest share of interest and tax” when combined, represent consolidated Net (income) loss attributable to noncontrolling interests on a U.S. GAAP basis of presentation.

Consolidated Segment Information (Unaudited)

Set forth below is a summary of certain earnings data and volumes by reportable segment.

	Quarter Ended June 30,		Six Months Ended June 30,
(US$ in millions, except volumes)	2019	2018	2019	2018
Volumes (in thousands of metric tons):
Agribusiness	34,009	37,398	68,438	73,203
Edible Oil Products	2,328	2,261	4,637	4,269
Milling Products	1,113	1,177	2,218	2,312
Sugar & Bioenergy	828	1,570	1,644	3,017
Fertilizer	305	254	501	426

Net sales:
Agribusiness	$7,068	$8,725	$13,987	$16,187
Edible Oil Products	2,206	2,325	4,445	4,474
Milling Products	430	426	856	835
Sugar & Bioenergy	284	582	569	1,145
Fertilizer	108	89	177	147
Total	$10,096	$12,147	$20,034	$22,788
Gross profit:
Agribusiness	$314	$354	$549	$557
Edible Oil Products	142	123	292	249
Milling Products	41	63	90	117
Sugar & Bioenergy	4	2	2	(2)
Fertilizer	11	—	16	5
Total	$512	$542	$949	$926
Selling, general and administrative expenses:
Agribusiness	$(157)	$(178)	$(309)	$(363)
Edible Oil Products	(113)	(114)	(212)	(205)
Milling Products	(34)	(33)	(67)	(72)
Sugar & Bioenergy	(15)	(45)	(33)	(69)
Fertilizer	(4)	(7)	(7)	(12)
Other (6)	(12)	—	(12)	—
Total	$(335)	$(377)	$(640)	$(721)
Foreign exchange gains (losses):
Agribusiness	$(10)	$(93)	$(18)	$(93)
Edible Oil Products	(3)	5	(1)	4
Milling Products	1	(2)	3	—
Sugar & Bioenergy	1	(4)	(2)	(3)
Fertilizer	—	(2)	—	(4)
Total	$(11)	$(96)	$(18)	$(96)
Segment EBIT:
Agribusiness	$182	$106	$291	$148
Edible Oil Products	25	11	73	39
Milling Products	17	26	34	43
Sugar & Bioenergy	(11)	(63)	(35)	(87)
Fertilizer	6	(9)	7	(11)
Other (6)	135	—	135	—
Total Segment EBIT (7)	$354	$71	$505	$132

Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
(US$ in millions)	2019	2018
Assets
Cash and cash equivalents	$238	$389
Trade accounts receivable, net	1,711	1,637
Inventories (10)	5,875	5,871
Other current assets	3,283	3,171
Total current assets	11,107	11,068
Property, plant and equipment, net	5,238	5,201
Operating lease assets	1,027	—
Goodwill and other intangible assets, net	1,372	1,424
Investments in affiliates	474	451
Other non-current assets	1,206	1,281
Total assets	$20,424	$19,425

Liabilities and Equity
Short-term debt	$1,885	$750
Current portion of long-term debt	424	419
Trade accounts payable	3,053	3,501
Current operating lease obligations	231	—
Other current liabilities	1,864	2,502
Total current liabilities	7,457	7,172
Long-term debt	4,039	4,203
Non-current operating lease obligations	750	—
Other non-current liabilities	1,228	1,248
Total liabilities	13,474	12,623
Redeemable noncontrolling interest	425	424
Total equity	6,525	6,378
Total liabilities, redeemable noncontrolling interest and equity	$20,424	$19,425

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
(US$ in millions)	2019	2018
Operating Activities
Net income (loss) (8)	$262	$(29)
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Foreign exchange (gain) loss on net debt	38	171
Depreciation, depletion and amortization	294	304
Deferred income tax (benefit)	3	(50)
Other, net	30	53
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	(106)	(245)
Inventories	5	(2,202)
Secured advances to suppliers	(120)	(308)
Trade accounts payable and accrued liabilities	(503)	(48)
Advances on sales	(169)	(80)
Net unrealized gain (loss) on derivative contracts	(214)	262
Margin deposits	121	(217)
Marketable securities	(272)	(56)
Beneficial interest in securitized trade receivables	(521)	(1,074)
Other, net	69	(30)
Cash provided by (used for) operating activities	(1,083)	(3,549)
Investing Activities
Payments made for capital expenditures	(265)	(220)
Acquisitions of businesses (net of cash acquired)	—	(968)
Proceeds from investments	213	945
Payments for investments	(277)	(1,082)
Settlement of net investment hedges	(39)	12
Proceeds from beneficial interest in securitized trade receivables	547	1,064
Payments for investments in affiliates	(6)	—
Other, net	12	32
Cash provided by (used for) investing activities	185	(217)
Financing Activities
Net borrowings (repayments) of short-term debt	1,138	2,071
Net proceeds (repayments) of long-term debt	(234)	1,496
Proceeds from the exercise of options for common shares	7	11
Dividends paid to common and preference shareholders	(158)	(147)
Other, net	(8)	(13)
Cash provided by (used for) financing activities	745	3,418
Effect of exchange rate changes on cash and cash equivalents and restricted cash	8	(32)
Net increase (decrease) in cash and cash equivalents and restricted cash	(145)	(380)
Cash and cash equivalents and restricted cash - beginning of period	393	605
Cash and cash equivalents and restricted cash - end of period	$248	$225

Definition and Reconciliation of Non-GAAP Measures

This earnings release contains certain “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934. Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below. These measures may not be comparable to similarly titled measures used by other companies.

Total Segment EBIT and Total Segment EBIT, adjusted

Bunge uses total segment earnings before interest and taxes (“Total Segment EBIT”) to evaluate Bunge’s operating performance. Total Segment EBIT excludes EBIT attributable to noncontrolling interests and is the aggregate of each of our five reportable segments’ earnings before interest and taxes. Total Segment EBIT, adjusted, is calculated by excluding certain gains and charges as described above in “Additional Financial Information” from Total Segment EBIT. Total Segment EBIT and Total Segment EBIT, adjusted are non-GAAP financial measures and are not intended to replace net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. Bunge’s management believes these non-GAAP measures are a useful measure of its reportable segments’ operating profitability, since the measures allow for an evaluation of segment performance without regard to their financing methods or capital structure. For this reason, operating performance measures such as these non-GAAP measures are widely used by analysts and investors in Bunge’s industries. These non-GAAP measures are not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of Net income attributable to Bunge to Total Segment EBIT, adjusted:

	Quarter Ended June 30,		Six Months Ended June 30,
(US$ in millions)	2019	2018	2019	2018
Net income (loss) attributable to Bunge	$214	$(12)	$259	$(33)
Interest income	(7)	(6)	(14)	(14)
Interest expense	88	94	163	164
Income tax expense (benefit)	60	2	98	21
(Income) loss from discontinued operations, net of tax	—	(7)	—	(5)
Noncontrolling interest share of interest and tax	(1)	—	(1)	(1)
Total Segment EBIT	354	71	505	132
Certain (gains) and charges	16	46	31	70
Total Segment EBIT, adjusted	$370	$117	$536	$202

Net Income (loss) per common share from continuing operations–diluted, adjusted

Net income (loss) per common share from continuing operations-diluted, adjusted, excludes certain gains and charges and discontinued operations and is a non-GAAP financial measure. This measure is not a measure of earnings per common share-diluted, the most directly comparable U.S. GAAP financial measure. It should not be considered as an alternative to earnings per share-diluted or any other measure of consolidated operating results under U.S. GAAP.  Net income (loss) per common share from continuing operations-diluted, adjusted is a useful measure of the Company’s profitability.

Below is a reconciliation of Net income attributable to Bunge to Net income (loss) - adjusted (excluding certain gains & charges and discontinued operations).

	Quarter Ended June 30,		Six Months Ended June 30,
(US$ in millions, except per share data)	2019	2018	2019	2018
Net Income (loss) attributable to Bunge	$214	$(12)	$259	$(33)
Adjusted for certain gains and charges:
Severance, employee benefit, and other costs	9	16	14	30
Impairment charges	8	—	14	—
Sugar restructuring charges	1	3	3	6
Acquisition and integration costs	2	7	3	10
Gain on arbitration settlement	(7)	—	(7)	—
(Gain) loss, net on disposition of equity interest and subsidiary	—	16	—	15
Adjusted Net Income attributable to Bunge	227	30	286	28
Discontinued operations	—	(7)	—	(5)
Convertible preference shares dividends	—	(9)	(17)	(17)
Net income (loss) - adjusted (excluding certain gains & charges and discontinued operations)	$227	$14	$269	$6
Weighted-average common shares outstanding - diluted	150	141	142	141
Net income (loss) per common share - diluted, adjusted (excluding certain gains & charges and discontinued operations)	$1.52	$0.10	$1.90	$0.04

Below is a reconciliation of Net income (loss) per common share from continuing operations - diluted, adjusted (excluding certain gains & charges and discontinued operations) to Net income (loss) per common share–diluted:

	Quarter Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Continuing operations:
Net income (loss) per common share - diluted adjusted (excluding certain gains & charges and discontinued operations)	$1.52	$0.10	$1.90	$0.04
Certain gains & charges (see Additional Financial Information section)	(0.09)	(0.30)	(0.19)	(0.43)
Net income (loss) per common share - continuing operations	1.43	(0.20)	1.71	(0.39)
Discontinued operations:	—	0.05	—	0.03
Net income (loss) per common share - diluted	$1.43	$(0.15)	$1.71	$(0.36)

Severance, Employee Benefit and Other Costs

The following table summarizes the costs incurred as part of the Global Competitiveness Program (“GCP”) and other associated cost reduction and strategic initiatives.

	Quarter Ended June 30, 2019				Quarter Ended June 30, 2018
	Severance and Employee Benefit Costs	Consulting and Professional Services	Other Program Costs	Total Costs	Severance and Employee Benefit Costs	Consulting and Professional Services	Total Costs
Global Competitiveness Program:
Agribusiness	$5	$—	$2	$7	$3	$6	$9
Edible Oil Products	1	—	—	1	1	2	3
Milling Products	1	—	—	1	—	1	1
Sugar & Bioenergy	—	—	1	1	2	2	4
Fertilizer	—	—	—	—	—	1	1
Costs included in Selling, general and administrative expenses	7	—	3	10	$6	$12	$18
Other associated cost reduction and strategic initiatives:
Costs included in Cost of goods sold	1	—	—	1	$4	$—	$4
Total GCP and Other costs	$8	$—	$3	$11	$10	$12	$22

	Six Months Ended June 30, 2019				Six Months Ended June 30, 2018
	Severance and Employee Benefit Costs	Consulting and Professional Services	Other Program Costs	Total Costs	Severance and Employee Benefit Costs	Consulting and Professional Services	Total Costs
Global Competitiveness Program:
Agribusiness	$7	$2	$3	$12	$7	$12	$19
Edible Oil Products	2	1	—	3	2	3	5
Milling Products	1	—	—	1	—	2	2
Sugar & Bioenergy	(1)	—	1	—	2	3	5
Fertilizer	—	—	—	—	—	1	1
Costs included in Selling, general and administrative expenses	9	3	4	16	$11	$21	$32
Other associated cost reduction and strategic initiatives:
Costs included in Cost of goods sold	1	—	—	1	$6	$—	$6
Total GCP and Other costs	$10	$3	$4	$17	$17	$21	$38

2017 baseline total SG&A was $1.45 billion. There was $100 million of SG&A determined not to be addressable through the GCP, leaving 2017 addressable baseline SG&A of $1.35 billion (“Addressable Baseline”).  The items that are not addressable by the GCP relate to costs other than direct spending and personnel costs, such as amortization, bad debt charges and recoveries and financing fees and taxes.

GCP savings are determined by comparing Adjusted Actual Addressable SG&A to the Addressable Baseline.  Adjusted Actual Addressable SG&A is equal to the total reported SG&A minus the items not addressable by the GCP, plus or minus items such as:

•	GCP program costs which include severance and related employee costs, consulting and professional costs and other costs specifically designated to the program,

•	Changes in inflation and foreign exchange rates as compared to Addressable Baseline assumptions,

•	Perimeter changes relating to acquisitions and divestitures and corporate transactions,

•	Changes in variable compensation relating to business performance as compared to the Addressable Baseline assumptions, and

•	Identified investments in new or enhanced capabilities.

We expect to reduce Actual Addressable SG&A from the Addressable Baseline level of $1.35 billion to $1.1 billion by the end of 2019, achieving $250 million in run-rate savings by the end of 2019.

As previously announced, the Company has developed a high-level estimate of $200 - $300 million for the total pre-tax costs expected to be incurred in connection with the Global Competitiveness Program.

Notes

(1) Agribusiness:

2019 second quarter EBIT includes charges related to the GCP of $7 million ($5 million for severance and other employee benefit costs and $2 million for other program costs), all of which was included in Selling, general and administrative expenses (SG&A).

2018 second quarter EBIT includes charges related to the GCP of $9 million ($3 million for severance and other employee benefit costs and $6 million for other program costs), all of which was included in SG&A.   2018 second quarter EBIT also includes $3 million for severance and other employee benefits related to other industrial initiatives recorded in Cost of goods sold (COGS).

EBIT for the six months ended June 30, 2019 includes charges related to the GCP of $12 million ($7 million for severance and other employee benefit costs and $5 million for other program costs), all of which was included in Selling, general and administrative expenses (SG&A).   EBIT for the six months ended June 30, 2019 also includes a PP&E impairment charge of $6 million related to a crush facility in China, recorded in COGS.

EBIT for the six months ended June 30, 2018 includes charges related to the GCP of $19 million ($7 million for severance and other employee benefit costs and $12 million for other program costs), all of which was included in SG&A.   EBIT for the six months ended June 30, 2018 also includes $4 million for severance and other employee benefits related to other industrial initiatives recorded in COGS and a $1 million gain on the sale of a subsidiary.

(2) Edible Oil Products:

2019 second quarter EBIT includes charges related to the GCP of $1 million for severance and other employee benefit costs, which was included in SG&A.  2019 second quarter EBIT also includes $1 million for severance and other employee benefits costs related to other industrial initiatives recorded in COGS.  Additionally, $2 million of acquisition and integration costs related to the acquisition of IOI Loders Croklaan were incurred, all of which were included within SG&A.

2018 second quarter EBIT includes charges related to the GCP of $3 million ($1 million for severance and other employee benefit costs and $2 million for other program costs), all of which was included in SG&A.   Additionally, $5 million of acquisition and integration costs related to the acquisition of IOI Loders Croklaan were incurred, all of which were included within SG&A.

EBIT for the six months ended June 30, 2019 includes charges related to the GCP of $3 million ($2 million for severance and other employee benefit costs and $1 million for other program costs), all of which was included in SG&A.  EBIT for the six months ended June 30, 2019 also includes $1 million for severance and other employee benefits costs related to other industrial initiatives recorded in COGS.  Additionally, $3 million of acquisition and integration costs related to the acquisition of IOI Loders Croklaan were incurred, all of which were included within SG&A.

EBIT for the six months ended June 30, 2018 includes charges related to the GCP of $5 million ($2 million for severance and other employee benefit costs and $3 million for other program costs), all of which was included in SG&A.   Additionally, $10 million of acquisition and integration costs related to the acquisition of IOI Loders Croklaan were incurred, all of which were included within SG&A.

(3) Milling Products:

2019 second quarter EBIT includes charges related to the GCP of $1 million for severance and other employee benefit costs, all of which was included in SG&A.  2019 second quarter EBIT also includes an impairment charge of $11 million and a gain from an arbitration settlement of $9 million in the U.S.

2018 second quarter EBIT includes charges related to the GCP of $1 million for other program costs, all of which was included in SG&A.

EBIT for the six months ended June 30, 2019 includes charges related to the GCP of $1 million for severance and other employee benefit costs, all of which was included in SG&A.  EBIT for the six months ended June 30, 2019 also includes an impairment charge of $11 million and a gain from an arbitration settlement of $9 million in the U.S.

EBIT for the six months ended June 30, 2018 includes charges related to the GCP of $2 million for other program costs, all of which was included in SG&A.  EBIT for the six months ended June 30, 2018 also includes $1 million for severance and other employee benefits related to other industrial initiatives recorded in COGS.

(4) Sugar & Bioenergy:

2019 second quarter EBIT includes charges related to the GCP of $1 million for other program costs, all of which was included in SG&A.  2019 second quarter EBIT also includes Sugar restructuring charges of $1 million recorded in COGS.

2018 second quarter EBIT includes charges related to the GCP of $4 million ($2 million for severance and other employee benefit costs and $2 million for other program costs), all of which was included in SG&A.  2018 second quarter EBIT also includes Sugar restructuring charges of $3 million recorded in COGS and a loss of $16 million on the sale of an equity investment in Brazil, recorded in Other income (expense) - net.

EBIT for the six months ended June 30, 2019 includes charges related to the GCP of $1 million for other program costs and a credit of $1 million for the adjustment of previously recorded severance and other employee benefit costs, all of which was included in SG&A. EBIT for the six months ended June 30, 2019 also includes Sugar restructuring charges of $3 million recorded in COGS.

EBIT for the six months ended June 30, 2018 includes charges related to the GCP of $5 million ($2 million for severance and other employee benefit costs and $3 million for other program costs), all of which was included in SG&A.  EBIT for the six months ended June 30, 2018 also includes Sugar restructuring charges of $6 million recorded in COGS and a loss of $16 million on the sale of an equity investment in Brazil, recorded in Other income (expense) - net.

(5) Fertilizer:

2018 second quarter EBIT includes charges related to the GCP of $1 million for other program costs, all of which was included in SG&A.  2018 second quarter EBIT also includes $1 million for severance and other employee benefits related to other industrial initiatives recorded in COGS.

EBIT for the six months ended June 30, 2018 includes charges related to the GCP of $1 million for other program costs, all of which was included in SG&A. EBIT for the six months ended June 30, 2018 also includes $2 million for severance and other employee benefits related to other industrial initiatives recorded in COGS.

Notes to Financial Tables:

(6)   Other represents amounts attributable to corporate and other items not allocated to the reportable segments.

(7)          See Definition and Reconciliation of Non-GAAP Measures.

(8)          A reconciliation of Net income (loss) attributable to Bunge to Net income (loss) is as follows:

	Six Months Ended June 30,
	2019	2018
Net income (loss) attributable to Bunge	$259	$(33)
EBIT attributable to noncontrolling interest	4	5
Noncontrolling interest share of interest and tax	(1)	(1)
Net income (loss)	$262	$(29)

(9)
Approximately 6 million and 5 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the three and six months ended June 30, 2019, respectively.  Additionally, approximately 8 million weighted-average common shares that are issuable upon conversion of the convertible preference shares were not dilutive and not included in the weighted-average number of shares outstanding for the six months ended June 30, 2019.

Approximately 7 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the three and six months ended June 30, 2018.  Additionally, approximately 8 million weighted-average common shares that are issuable upon conversion of the convertible preference shares were not dilutive and not included in the weighted-average number of shares outstanding for the three and six months ended June 30, 2018.

(10)
Includes readily marketable inventories of $4,423 million and $4,532 million at June 30, 2019 and December 31, 2018, respectively. Of these amounts, $3,369 million and $3,374 million, respectively, can be attributable to merchandising activities.

(11)
The Oilseed business included in our Agribusiness segment consists of our global activities related to the crushing of oilseeds (including soybeans, canola, rapeseed and sunflower seed) into protein meals and vegetable oils; the trading and distribution of oilseeds and oilseed products; and biodiesel production, which is partially conducted through joint ventures.

The Grains business included in our Agribusiness segment consists primarily of our global grain origination activities, which principally conduct the purchasing, cleaning, drying, storing and handling of corn, wheat, barley, rice and oilseeds at our network of grain elevators; the logistical services for distribution of these commodities to our customer markets through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); and financial services and activities for customers from whom we purchase commodities and other third parties.

(12)	A reconciliation of Cash provided by (used for) operating activities to Adjusted funds from operations is as follows:

Trailing Four Quarters Ended June 30, 2019
Cash provided by (used for) operating activities	$1,202
Foreign exchange gain (loss) on net debt	(6)
Working capital changes	204
Adjusted funds from operations	$1,400